EXHIBIT-5.1
Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, PC
June 12, 2008
Syntroleum Corporation
5416 South Yale Avenue, Suite 400
Tulsa, Oklahoma 74135
RE:	Syntroleum Corporation Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 7,353,883 additional shares of your common stock (the “Shares”) issuable upon the exercise of options granted under the Syntroleum Corporation 2005 Stock Incentive Plan (as amended, the “Plan”) referred to therein. As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken by you in connection with the issuance of the Shares.
     It is our opinion that the Shares, when issued and paid for in accordance with the terms of the Plan, will be legally and validly issued, fully paid, and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,
/s/ Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.
HALL, ESTILL, HARDWICK, GABLE, GOLDEN & NELSON, P.C.